Exhibit 10.36

UNBRANDED RACK SALES AGREEMENT

It is agreed this 21st day of December, 2009 between CITGO Petroleum Corporation, a Delaware corporation, having a place of business at 1293 Eldridge Parkway, Houston, Texas 77210, hereinafter called “CITGO,” and JEI DISTRIBUTING, a Limited Liability Company, having a principal office and place of business at 718 S BUCHANAN STREET, SUITE C, LAFAYETTE, LA  70501 hereinafter called “Unbranded Marketer”.

WHEREAS, CITGO is in the business of refining and marketing gasoline and diesel fuel, and Unbranded Marketer desires to purchase Ultra Low Sulfur Diesel “ULSD” (collectively referred to as the “Products”) from CITGO for resale on an unbranded basis.  CITGO desires to sell such Product(s) to Unbranded Marketer on an unbranded basis.

WHEREAS, nothing herein shall be construed to allow Unbranded Marketer the right to hold out the Products purchased hereunder as CITGO’s product.  Nor shall Unbranded Marketer have the right to utilize any of CITGO’s or its affiliate’s trademarks, trade names or trade dress in connection with the Products sold hereunder.

WHEREAS, this Unbranded Rack Sales Agreement (“Agreement”) cancels and supersedes all prior and contemporaneous representations, inducements, agreements, amendments and addendums, commitments and undertakings with respect to the subject matter of this Agreement.

NOW, THEREFORE, CITGO and Unbranded Marketer agree as follows:

1.             TERM.           This Agreement shall be effective for a five (5) year period beginning December 1, 2009 and shall continue on a year to year basis until otherwise terminated.  Notwithstanding the foregoing, either party may terminate this agreement, without cause, upon providing thirty (30) days written notice.

2.             QUANTITIES.           Unbranded Marketer shall purchase and lift or accept delivery of quantities of Products as set forth below during the respective monthly periods and CITGO shall sell and deliver the specified quantities of Products as defined in subparagraph  2.c. (“Contract Volume”).  Unbranded Marketer hereby acknowledges and agrees that the purchase and ratable lifting of the monthly quantities of Products specified herein by Unbranded Marketer are reasonable, important and of material significance. Unbranded Marketer understands and agrees that any failure by Unbranded Marketer to purchase a minimum of ninety percent (90%) of the monthly quantity of Products listed below during any month on a Ratable Basis shall be a violation of this Agreement.  CITGO shall have no obligation at any time to provide more than the Contract Volume listed in subparagraph 2.c.  For purposes of this Agreement, the term “Ratable Basis” shall mean weekly unbranded volume that does not change from week to week by more than 10%.

a.             CITGO may supply Unbranded Marketer more than the Contract Volume; however, CITGO’s exercise of its right to do so does not obligate CITGO to continue to sell Products in volumes which exceed such amount.

b.             If there is any change affecting Unbranded Marketer’s business operations which materially increases or decreases Unbranded Marketer’s requirements for Contract Volume, Unbranded Marketer may request CITGO in writing to amend this Agreement.  CITGO shall consider but shall not be obligated to agree to any amendment proposed by Unbranded Marketer.

c.             Quantities shall be determined at time and place of loading. With respect to all deliveries under this Agreement, Unbranded Marketer elects to have quantities determined by liquid measure Net Gallons method. Gross Gallons shall mean gallons which have not been adjusted for temperature correction.   Net Gallons shall mean gallons temperature corrected to 60° Fahrenheit and one (1) standard atmosphere in accordance with prevailing ASTM procedures. In any jurisdiction where applicable law dictates the method of measurement, such method shall be used.

CONTRACT VOLUME

PRODUCT(S):  See Addendum        Terminal(S): See Addendum

3.             DELIVERY OF UNBRANDED PRODUCTS.           Products will be made available at terminals or other locations selected by CITGO or, upon mutual agreement, may be delivered to destination by transportation selected by CITGO. Unbranded Marketer shall strictly comply with all applicable rules and regulations of terminals and facilities at which Unbranded Marketer receives Products from CITGO. Unbranded Marketer shall ensure that all trucks, tankers and lines are clean and ready to receive CITGO’s Products, so that said Products are not mixed, blended or adulterated with any other substance or product. CITGO or the terminal operator may refuse to make delivery into any vehicle which, in the reasonable judgment of CITGO or the terminal operator, is unsafe or inadequate. Unbranded Marketer agrees to provide such proof of insurance as reasonably required by CITGO covering Unbranded Marketer’s liability for any negligent or willful acts it commits in connection with the loading, transporting and delivery of Products. Title and risk of loss on all Products covered by this Agreement shall pass to Unbranded Marketer at the time and place of delivery. Time and place of delivery shall be when and at the point that Products pass connections between the terminal’s truck rack or pipeline flange and Unbranded Marketer or its agent’s receiving connections, transport trucks, tank cars, or vessels.  All demurrage is Unbranded Marketer’s responsibility.

a.             Unbranded Marketer shall provide or arrange delivery for all Products.  Whether Unbranded Marketer uses its own transportation equipment to transport Products, or engages a carrier to do so, Unbranded Marketer or carrier, as the case may be, shall execute and deliver to CITGO a Customer Access Agreement and/or Carrier Access Agreement before transportation equipment will be allowed to enter the terminal.

b.             Loading of transportation equipment provided by Unbranded Marketer or for Unbranded Marketer’s account is on a first-come, first-serve basis.

4.             PRICES.           Unbranded Marketer shall pay CITGO’s rack posting in effect at time and place of delivery. Such prices will be established by CITGO on an FOB, terminal basis, or other point of sale basis, including, upon mutual agreement, on a delivered basis. Unbranded Marketer shall also pay CITGO amounts equivalent to any tax, duty or impost now or hereafter imposed by the United States and or any state and/or municipality, and/or any other governmental authority on all Temperature Corrected gallons under this Agreement.

5.             TERMS OF PAYMENT AND CREDIT.

a.             Unbranded Marketer agrees to pay CITGO in accordance with such terms as CITGO’s Credit Department, in its sole discretion may from time to time prescribe in writing.  The failure by Unbranded Marketer to pay any invoice within the terms then prescribed by CITGO’s Credit Department may result in the restriction of credit, the denial of access to the petroleum terminals from which Unbranded Marketer is authorized to obtain its supply of petroleum products.  Further, failure to make payment within payment terms authorizes the imposition of finance charges in an amount equal to the lesser of (i) the maximum amount allowed by applicable law or (ii) one and one-half percent (1.5%) per month.  Unbranded Marketer agrees to provide CITGO’s Credit Department with a current, audited or certified financial statement within ninety (90) days after the end of each fiscal year and such other business related information as may be requested by CITGO’s Credit Department from time to time.

b.             At the time of execution of this Agreement and thereafter upon CITGO’s request, in order to maintain a credit line, Unbranded Marketer may be required to furnish CITGO with letters of credit that may be requested by CITGO.

c.             If Unbranded Marketer fails to comply with the terms and conditions of payment and credit established by CITGO, or if CITGO has reasonable grounds for insecurity with respect to Unbranded Marketer’s performance of any of Marketer’s obligations  under this Agreement, then, in addition to all other rights and remedies afforded to CITGO under this Agreement and applicable law, CITGO may take such action as CITGO deems reasonable.

6.             ALLOCATION.  If CITGO, because of a shortage of crude oil, raw materials, products, or refining capacity, either of its own, or of its other regular sources of supply, or in the industry generally, or because of governmental regulations, or for any reason, deems that it may be unable to meet all of its supply requirements, CITGO may restrict deliveries of Products without liability and may allocate CITGO’s supply of Products among its customers and classes of customers in any manner which CITGO in its sole judgment deems appropriate. Unbranded Marketer agrees to be bound by any such allocation. During the period of such allocation, the provisions of Paragraph 2 relating to volume requirements shall not be effective, and the quantity deliverable under this Agreement shall then be such quantity as CITGO determines.  Upon cessation of any such period of allocation neither CITGO nor Unbranded Marketer shall be obligated to make up any quantities omitted pursuant to the provisions herein.

7.             TAXES AND LICENSES. Unbranded Marketer shall pay to CITGO, on demand, all charges that CITGO is required by any governmental authority to collect (“Charges”), unless Unbranded Marketer provides appropriate licenses, certificates or similar documents satisfactory to CITGO that exempt CITGO from collecting such Charges.  If any license, certificate or similar document of Unbranded Marketer is revoked, suspended or non-renewed, Unbranded Marketer thereafter is responsible for paying all Charges directly and Unbranded Marketer shall immediately notify CITGO of such revocation, suspension or non-renewal.

8.             CITGO’S MARKETING RIGHTS.         CITGO may from time to time add, change, modify or discontinue any designations and grades of Products.

9.             CLAIMS.        Any claim for defect or variance in quality of product furnished hereunder shall be made in writing to CITGO within five (5) days after discovery of the defect or variance. CITGO shall be furnished samples adequate to test the products claimed to be defective and shall be afforded the opportunity to take its own samples. Any and all claims not made within the time and in the manner herein provided shall be deemed waived and released by the Unbranded Marketer.

10.           WARRANTIES AND DISCLAIMERS.

a.             CITGO warrants that at the time the Products are delivered to Unbranded Marketer, the Products: (1) will meet, in all material respects, CITGO’s specifications for the Products, and (2) will meet, where applicable, the octane rating or sulfur content specified by CITGO for the Products.  CITGO may change its specification of the Products from time to time upon notification to the Unbranded Marketer.  Unbranded Marketer may terminate this Agreement upon thirty (30) days written notice to CITGO if Unbranded Marketer does not agree to CITGO’s specification change.

b.             Unbranded Marketer shall not redesignate, regrade, mix, blend or otherwise adulterate the Products sold hereunder except as may otherwise be permitted by the Environmental Protection Agency regulation 40 CFR Part 80.

c.             CITGO MAKES NO OTHER WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11. LIMITATION OF LIABILITY.

a.             UNBRANDED MARKETER’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM ARISING FROM OR IN CONNECTION WITH ANY ALLEGED FAILURE OF OR DEFECT IN ANY PRODUCTS SOLD BY CITGO (WHETHER THAT CLAIM IS FOR BREACH OF CONTRACT OR WARRANTY OR IS UNDER TORT, STRICT LIABILITY, STATUTE OR OTHERWISE) IS (1) AT CITGO’S OPTION, REPLACEMENT OF THE FAILED, DEFECTIVE OR NON-CONFORMING PRODUCTS OR REIMBURSEMENT OF THE PURCHASE PRICE THEREOF, AND (2) REIMBURSEMENT OF THE REASONABLE COST

OF REPAIR OR REPLACEMENT OF ANY PARTS THAT ARE DAMAGED DIRECTLY BY THE USE OF THE FAILED, DEFECTIVE OR NON-CONFORMING PRODUCTS.

b.             IN NO EVENT WILL CITGO BE LIABLE OR RESPONSIBLE FOR ANY INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING WITHOUT LIMITATION ECONOMIC LOSS AND LOSS OF PROFITS) AND SPECIAL OR PUNITIVE DAMAGES, WHETHER UNDER TORT, BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, STATUTE OR OTHERWISE.

12.           FORCE MAJEURE.    In the event that either party hereto is hindered, delayed or prevented by ‘force majeure” in the performance of this Agreement, the obligation of the party so affected shall be suspended and proportionally abated during the continuance of the force majeure condition and the party so affected shall not be liable in damages or otherwise for its failure to perform. The term “force majeure” as used herein shall mean any cause whatsoever beyond the control of either party hereto, including, but not limited to (a) act of God, flood, fire, explosion, war, riot, strike and other labor disturbance; (b) failure in, or inability to obtain on reasonable terms, raw materials, finished products, transportation facilities, storage facilities and/or manufacturing facilities; (c) diminution, nonexistence or redirection of supplies as a result of compliance by CITGO, voluntary or otherwise, with any request, order, requisition or necessity of the government or any governmental officer, agent or representative purporting to act under authority, or with any governmental or industry rationing, allocation or supply program; and (d) CITGO’s inability to meet the demand for its products at CITGO’s normal and usual source points for supplying Unbranded Marketer, regardless of whether CITGO may have been forced to divert certain supplies from such source points in order to alleviate shortages at other distribution points.

If by reason of any force majeure condition CITGO shall be unable to supply the requirements of all of its customers of any product covered by this Agreement, CITGO’s obligation while such condition exists shall, at its option, be reduced and apportioned to the extent necessary in its sole judgment and discretion.  Unbranded Marketer shall not hold CITGO responsible in any manner for any losses or damages which Unbranded Marketer may claim as a result of any such apportionment. CITGO shall not be required to make up any deficiency in any product not delivered as a result of any such apportionment. In no event shall any force majeure condition affect Unbranded Marketer’s obligation to pay for product when due.

13.           COMPLIANCE WITH LAWS.           Unbranded Marketer is solely responsible for compliance with, all federal, state and local laws, regulations and ordinances applicable to their respective business activities including, without limitation, laws, regulations and ordinances pertaining to health, safety, and environmental matters.  Unbranded Marketer shall procure and maintain in force all permits and licenses which are required for Unbranded Marketer to operate its business and to perform and satisfy its duties, obligations and liabilities under this Agreement.

14.           INDEMNITY

[DISCLAIMER:  The Parties understand and agree that some portions of this indemnity are not applicable because they arise solely from the sale of CITGO-branded gasoline. All other indemnity obligations expressed in this agreement are applicable.]

a.             Unbranded Marketer hereby releases and agrees to defend, indemnify and hold CITGO, its agents, servants, employees, successors and assigns, harmless from and against any and all claims, suits, losses, obligations, liabilities, injuries, and damages, including attorneys’ fees and costs of litigation, for death, personal injury, property damage or other claim arising out of any failure by Unbranded Marketer to perform, fulfill or observe any obligation or liability of Unbranded Marketer set forth in this Agreement or any negligent act or omission by Unbranded Marketer or any cause or condition of any kind directly or indirectly arising in connection with the use, occupancy, maintenance, upkeep, repair, replacement or operation of any place of business, service station or marketing premises (including but not limited to adjacent sidewalks, drives, curbs. signs, poles and all other fixtures and equipment located thereon) which place of business, service station or marketing premise is or was either directly or indirectly owned, leased, operated, supplied, franchised, or licensed by or through Unbranded Marketer.

b.             Unbranded Marketer hereby releases and agrees to defend and indemnify and hold CITGO, its agents, servants, employees, successors and assigns, harmless from and against any and all claims, suits, losses, obligations, injuries, liabilities and damages, including attorneys’ fees and costs of litigation, resulting from the shipment, delivery, use, storage, handling, and sale of petroleum products, including, but not limited to, the seepage or leakage of any petroleum products from storage tanks, pumps, dispensers and piping and fire or explosion at any place of business, service station or marketing premises, which place of business, service station or marketing premises is or was either directly or indirectly owned, leased, operated, supplied, franchised or licensed by or through Unbranded Marketer.

c.             Unbranded Marketer shall defend, indemnify and hold CITGO, its agents, servants, employees, successors and assigns, harmless from and against any fines, penalties, taxes, judgments, charges, or expenses, (including attorneys’ fees and costs of litigation), for violations of any law, ordinance or regulation caused by any act or omission, whether negligent or otherwise, of Unbranded Marketer or its agents, servants, employees, contractors, dealers, Unbranded Marketers or licensees.

d.             Notwithstanding the foregoing provisions, Unbranded Marketer will not be responsible for violations of any law, ordinance or regulation by CITGO, nor for any acts or omissions arising from the sole negligence of CITGO, its agents, or employees.

15.           INSURANCE.

a.             The following insurance shall be obtained and maintained in force, which CITGO specifies from time to time during the term of this Agreement.  CITGO’s minimum insurance requirements shall include:

i.              Commercial General Liability Insurance, Occurrence Form, or the equivalent, covering (1) premises operations, (2) completed operations and product liability, and (3) contractual liability, all with a minimum combined single limit of $5,000,000 each occurrence for Bodily Injury and Property Damage including Personal Injury.

ii.             Business Auto Insurance covering all owned, hired or otherwise operated non-owned vehicles with a minimum combined single limit of $1,000,000 each occurrence for Bodily Injury and Property Damage.  Notwithstanding the above specified limits, should higher limits be required by the Motor Carrier Act of 1980 or other act or law governing the transportation or handling of products, UNBRANDED MARKETER shall provide such increased limits.

iii.            Worker’s Compensation Insurance with statutory limits covering all of UNBRANDED MARKETER’s employees in any jurisdiction in which such employees are located.

iv.            Employer’s Liability Insurance with a minimum of $1,000,000 each occurrence.

v.             Property Insurance for any of CITGO’s property in UNBRANDED MARKETER’s possession, with such Property Insurance covering full replacement cost and naming CITGO as loss payee.

b.             CITGO shall provide with 90 days’ prior written notice of any changes in CITGO’s insurance requirements.

c.             At the time of execution of this Agreement and during the term of this Agreement, CITGO may request a certificate of insurance (“Certificate”) or insurance policy (“Policy”) in form and substance acceptable to CITGO evidencing compliance with CITGO’s insurance requirements.  CITGO’s failure to demand or receive any Certificate or Policy is not a waiver by CITGO of this requirement. In addition, CITGO shall be named as an additional insured in 15(a)(i) and 15(a)(v) above, and UNBRADED MARKETER shall require any insurer  issuing a policy or otherwise providing coverage hereunder, whether held or obtained by  UNBRANDED MARKETER or its subcontractor and whether or not required by this Agreement, expressly waive any right to subrogation against CITGO or recovery from any amount which CITGO may recover from  UNBRANDED

MARKETER or its subcontractor, or any other party, covered or uninsured, or which  UNBRANDED MARKETER or its subcontractor may recover from any other party, covered or uninsured, except for CITGO’s sole negligence.

16.           ASSIGNMENT/TRANSFER.

a.             CITGO may assign this Agreement and any or all of its rights, duties, obligations and liabilities under this Agreement, in whole or in part, to any third party.

b.             This Agreement may not be assigned by UNBRANDED MARKETER except with CITGO’s prior written consent. In the event more than thirty-five percent (35%) of the ownership interest of UNBRANDED MARKETER’s business is sold, transferred, or otherwise disposed of, UNBRANDED MARKETER must notify CITGO thirty (30) days prior to the transfer of any such ownership interest in  UNBRANDED MARKETER’s business.

17.           RELATIONSHIP OF THE PARTIES.           UNBRANDED MARKETER is an independent contractor, and CITGO shall not have any authority, actual control, supervision, or direction over any aspect of UNBRANDED MARKETER’s business or operations including, without limitation, the price at which UNBRANDED MARKETER resells Products.  This Agreement does not establish any relationship of partnership, joint venture, employment or agency between CITGO and UNBRANDED MARKETER, nor does this Agreement establish CITGO’s contractual right to control UNBRANDED MARKETER.  UNBRANDED MARKETER may not act as an agent or employee of CITGO, or make any commitments or incur any expense of obligation on behalf of CITGO, unless expressly authorized in writing by CITGO.

18.           COMPLIANCE WITH OTHER AGREEMENTS.          UNBRANDED MARKETER shall comply with all other agreements between UNBRANDED MARKETER and CITGO.

19.           NOTICES.             All notices and other communications under this Agreement, unless otherwise provided, must be in writing and must be delivered by certified or registered mail, postage prepaid, and properly addressed to CITGO, Attention: CITGO Contracts Department, 1293 Eldridge Parkway, Houston, TX 77077 and  UNBRANDED MARKETER at their respective addresses shown above.  All notices and other communications are effective upon deposit in the mail, postage prepaid.  Either party may change its address from time to time by written notice to the other.

20.           GENERAL PROVISIONS.                This Agreement shall bind the assigns and successors of the respective parties. The right of either party to require strict performance by the other party hereunder shall not be affected by any previous waiver, forbearance or course of dealing. No delay or omission of CITGO in exercising or enforcing any right or power accruing upon any breach of this Agreement by UNBRANDED MARKETER shall impair any such right or power, or shall be construed to be a waiver of any breach of this Agreement, or any acquiescence therein. All notices hereunder shall be deemed to have been sufficiently given if and when presented or mailed by certified mail to the parties at the addresses above or such other addresses as may be furnished to the other in writing by certified mail. All understandings and agreements relating to the subject matter hereof either verbal or written, except insofar as incorporated in this Agreement, are hereby canceled and withdrawn. CITGO has made no promises, claims or representations to UNBRANDED MARKETER which are not contained in this Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may be altered only by writing signed by the parties hereto. This Agreement shall not be binding upon CITGO until it has been duly accepted by CITGO as evidenced by the signature of its authorized designee. Commencement of dealing between the parties shall not be deemed a waiver of this requirement. This Agreement shall be governed by the laws of the State of Oklahoma.   UNBRANDED MARKETER consents to jurisdiction and venue in the state and federal courts located within Houston, Harris County, Texas.

The parties have executed this Agreement as of the date set forth on the first page of this Agreement.

CITGO PETROLEUM CORPORATION		JEI DISTRIBUTING
A LIMITED LIABILITY COMPANY

By:	/s/ Terrence P. Sullivan	By:	/s/ Stan Guidroz

Print Name:	Terrence P. Sullivan	Print Name:	Stan Guidroz

Title:	Mgr., Wholesale Region Sales - Commercial	Title:	President